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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A
POST-EFFECTIVE
AMENDMENT NO. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BIOSITE INCORPORATED
(formerly Biosite Diagnostics Incorporated)
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	33-0288606 (I.R.S. Employer Identification No.)

11030 Roselle Street, San Diego, California 92121
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

    If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. / /

    If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. /x/

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

Series A Participating Preferred Stock Purchase Rights
(Title of class)

Item 1. Description of Registrant's Securities to be Registered.

Item 1 is hereby amendment by adding the following paragraph:

    Effective July 18, 2001, Biosite Incorporated (formerly Biosite Diagnostics Incorporated) and Fleet National Bank (f/k/a BankBoston, N.A.) ("Fleet National Bank") and American Stock Transfer and Trust ("American"), amended ("Amendment No. 2") the Rights Agreement dated as of October 22, 1997, as amended by Amendment No. 1 as of December 9, 1999, between Biosite Incorporated and Fleet National Bank, as Rights Agent (the "Rights Agreement"). The following paragraphs summarize the principal amendments to the Rights Agreement as effectuated by Amendment No. 2. Capitalized terms not defined herein shall have the meanings as set forth in the Rights Agreement.

    1.  Fleet National Bank resigned as Rights Agent and American was appointed as successor Rights Agent under the Rights Agreement effective as of March 1, 2000.

    2.  The Purchase Price for each one-thousandth share of Preferred Stock pursuant to the exercise of a Rights is increased from $50.00 to $100.00.

    3.  The Final Expiration Date shall be extended from October 22, 2007 to June 1, 2011.

Item 2. Exhibit.

The following exhibit is filed as a part of this Registration Statement:

  4.1
  Rights Agreement dated as of October 22,1997 between Biosite Incorporated (formerly Biosite Diagnostics Incorporated) and Fleet National Bank (f/k/a BankBoston, N.A.) which includes as Exhibit B the form of Rights Certificate. Pursuant to the Rights Agreement, Rights Certificates will not be mailed until the earlier of (i) a public announcement that a person or a group of affiliated or associated persons has acquired beneficial ownership of securities representing 15% or more of the outstanding common stock or (ii) ten days after a person or a group of affiliated or associated persons has commenced or announced an intent to commence a tender offer or exchange offer which, upon consummation thereof, would cause such person or group to own beneficially securities representing 15% or more of the outstanding common stock (filed as Exhibit 4.1 to the Registrant's Registration Statement on Form 8-A (File No. 000-21873) and incorporated herein by reference).

  4.2
  Amendment No. 1 to Rights Agreement dated as of December 9, 1999, between Biosite Incorporated (formerly Biosite Diagnostics Incorporated) and Fleet National Bank (f/k/a BankBoston, N.A.) as Rights Agent.

  4.3
  Amendment No. 2 to Rights Agreement dated as of July 18, 2001, between Biosite Incorporated (formerly Biosite Diagnostics Incorporated) and Fleet National Bank (f/k/a BankBoston, N.A.) and American Stock Transfer and Trust as successor Rights Agent.

SIGNATURE

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: July 18, 2001

BIOSITE INCORPORATED
By	/s/ CHRISTOPHER J. TWOMEY Christopher J. Twomey Vice President, Finance and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	Rights Agreement dated as of October 22,1997 between Biosite Incorporated (formerly Biosite Diagnostics Incorporated) and Fleet National Bank (f/k/a BankBoston, N.A.) which includes as Exhibit B the form of Rights Certificate. Pursuant to the Rights Agreement, Rights Certificates will not be mailed until the earlier of (i) a public announcement that a person or a group of affiliated or associated persons has acquired beneficial ownership of securities representing 15% or more of the outstanding common stock or (ii) ten days after a person or a group of affiliated or associated persons has commenced or announced an intent to commence a tender offer or exchange offer which, upon consummation thereof, would cause such person or group to own beneficially securities representing 15% or more of the outstanding common stock (filed as Exhibit 4.1 to the Registrant's Registration Statement on Form 8-A (File No. 000-21873) and incorporated herein by reference).
4.2
Amendment No. 1 to Rights Agreement dated as of December 9, 1999, between Biosite Incorporated (formerly Biosite Diagnostics Incorporated) and Fleet National Bank (f/k/a BankBoston, N.A.) as Rights Agent.
4.3
Amendment No. 2 to Rights Agreement dated as of July 18, 2001, between Biosite Incorporated (formerly Biosite Diagnostics Incorporated) and Fleet National Bank (f/k/a BankBoston, N.A.) and American Stock Transfer and Trust as successor Rights Agent.

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Series A Participating Preferred Stock Purchase Rights (Title of class)
  Item 1. Description of Registrant's Securities to be Registered.
  Item 2. Exhibit.
SIGNATURE
INDEX TO EXHIBITS